Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement 333-150654 on Form S-4 and Registration Statement 333-150655 on Form S-1 of Biomet Inc. and subsidiaries and in the related Prospectuses of our report dated July 25, 2007, except for Notes 5 and 12, as to which the date is April 29, 2008, with respect to the consolidated balance sheet of Biomet Inc. and subsidiaries as of May 31, 2007, and the consolidated statements of operations, shareholders’ equity and cash flows for each of the two years in the period ended May 31, 2007, included in this Annual Report on Form 10-K for the year ended May 31, 2008.

August 22, 2008

/s/ ERNST & YOUNG LLP

Ft. Wayne, Indiana